Exhibit 99(a)

Press Release, dated October 30, 1996


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Community Federal Bancorp, Inc.
333 Court Street
Tupelo, Ms. 38801
601-842-3981

PRESS RELEASE

Contact:  Jim Ingram, President
          and Chief Executive Officer

For Release:   Immediately

COMMUNITY FEDERAL BANCORP, INC. ANNOUNCES YEAR END EARNINGS AND THE AUTHORITY TO REPURCHASE UP TO 231,437 SHARES OF COMMON STOCK

Tupelo, Mississippi - (NASDAQ: CFTP), Community Federal Bancorp, Inc. ("the Company") announced today, October 30, 1996, that the Company earned $2,148,000 for the fiscal year ended September 30, 1996, compared to $2,035,000 earned by Community Federal Savings Bank ("the Bank") for the fiscal year ended September 30, 1995. Earnings per share for the period from the stock offering, March 25, 1996 to September 30, 1996 were $.27. Earnings per share if presented on a retroactive basis as if the shares had been outstanding for the entire fiscal year ending September 30, 1996, would have been $.50. Comparable net income per share figures for the fiscal year 1995 are not available since the Bank was wholly owned during that period by its mutual holding company. The Company consummated a conversion and reorganization, including a stock offering on March 25, 1996.

Legislation signed into law on September 30, 1996, to recapitalize the Savings Association Insurance Fund ("SAIF") requires SAIF-insured savings institutions to pay a one-time special assessment of 65.7 cents for every $100 of deposits. Had the company not had the expense of this special assessment during the fourth fiscal quarter, earnings would have been approximately $2,692,000 and earnings per share for the period March 25, 1996 to September 30, 1996 would have been $.40. Earnings per share if presented on a retroactive basis as if the shares had been outstanding for the entire fiscal year would have been $.63. As a result of this legislation, future earnings will more than offset the negative impact on fourth quarter earnings since the deposit insurance premiums that SAIF-insured institutions pay will decline from an average 23.4 basis points to 6.4 basis points, effective January 1, 1997. No later than January 1, 2000, deposit insurance premiums will be further reduced to 2.4 basis points.

The investment of proceeds of the stock conversion in government agency bonds and mortgage related securities and a strong year of loan originations favorably impacted net interest income for the year ended September 30, 1996. Mortgage Loans increased $16.3 million or 17% from $94.3 million at September 30, 1995 to $110.7 million at September 30, 1996. Consumer and Commercial Loans increased $3.2 million or 78% from $4.1 million at September 30, 1995 to $7.5 million at September 30, 1996. Net Interest Income increased $1.4 million or 29.5% for the fiscal year 1996 compared to fiscal year 1995.

A $20,000 provision for loan losses was made during the fiscal year of 1996 compared to a $30,000 provision for fiscal year 1995. This adjustment reflects management's estimates which takes into account historical experience, the amount of non-performing assets and general economic conditions. Total non-performing assets at September 30, 1996 were $717,000 compared to $977,000 at September 30, 1995. The allowance for loan losses at September 30, 1996 was $572,000 compared to $552,000 at September 30, 1995.

Non-interest expense increased $1.4 million for the fiscal year 1996 compared to fiscal year 1995. Chief reasons for the increase were the one time SAIF special assessment and the increase in compensation expense associated with the Employee Stock Option Plan and the additional staffing of the consumer lending department.

The Company's Board of Directors authorized the repurchase of up to 231,437 shares, or approximately 5 percent, of the Company's outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next 6 months as, in the opinion of management, market conditions warrant. The repurchased shares will be held in treasury stock and will be available for general corporate purposes.

Jim Ingram, President and Chief Executive Officer of the Company, stated:
"The Company is fortunate to have financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

At September 30, 1996, the Company had $204 million total assets and Stockholders' equity of $67 million. Two quarterly cash dividends were paid during the fiscal year 1996, totaling $.15 per share. The Bank is the Company's only subsidiary, and conducts business from its single office located in Tupelo, Mississippi.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              COMMUNITY FEDERAL BANCORP, INC.



Date: October 30, 1996        By:  /s/Jim Ingram
                                   Jim Ingram, President
                                   and Chief Executive Officer